EX-77.(e)(21)

                              ASSUMPTION AGREEMENT

      AGREEMENT made as of December 1, 2006 between Salomon Brothers Asset Management Inc ("SBAM") and CAM North America, LLC (to be renamed ClearBridge Advisors, LLC) ("ClearBridge"), each a wholly-owned direct and indirect subsidiary of Legg Mason, Inc.

      WHEREAS, ING Investors Trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, SBAM has been previously appointed as sub-adviser to ING Legg Mason Partners All Cap Portfolio (the "Series") of the Trust pursuant to a Portfolio Management Agreement with the Trust and Directed Services, Inc. dated December 1, 2005 (the "Agreement"); and

      WHEREAS, SBAM and ClearBridge desire that SBAM be replaced as the Series sub-adviser by ClearBridge in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 under the 1940 Act.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

      1. ClearBridge hereby assumes all rights and obligations of SBAM under the Agreement with respect to the Series.

      2. SBAM and ClearBridge hereby represent that after the assumption referred to above: (a) the management personnel of SBAM responsible for providing sub-advisory services to the Series under the Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Series as officers or employees of ClearBridge; and (b) both SBAM and ClearBridge will be wholly-owned direct and indirect subsidiaries of Legg Mason, Inc. Consequently, SBAM and ClearBridge believe that the assumption effected by this Assumption Agreement does not involve a change in actual control or actual management with respect to the sub-adviser for the Series.

      3. ClearBridge is hereby bound by all of the terms of the Agreement, which will continue in full force and effect with respect to ClearBridge.

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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                           SALOMON BROTHERS ASSET MANAGEMENT INC


                                           By: /s/ Joel Sauber
                                               ---------------------------------
                                           Name: Terrence Murphy

                                                 -------------------------------
                                           Title: Managing Director
                                                  ------------------------------


                                           CAM NORTH AMERICA, LLC


                                           By: /s/ Terrence Murphy
                                               ---------------------------------
                                           Name: Terrence Murphy
                                                 -------------------------------
                                           Title: Chief Administration Officer
                                                  ------------------------------